Exhibit F-2








                                          October 16, 1998




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

            Re:   GPU, Inc. Application on Form U-1
                  SEC File No. 70-9351
                  --------------------

Ladies and Gentlemen:

            We have examined the Application on Form U-1, dated August 27, 1998, under the Public Utility Holding Company Act of 1935 ("1935 Act"), filed by GPU, Inc. (the "Company" or "GPU"), a Pennsylvania corporation , with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-9351, as amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Application, as thus to be amended, is hereinafter referred to as the "Application").

            The Application contemplates GPU's adoption and implementation of a stockholder rights plan (the "Plan"). Pursuant to the Plan, the board of directors (the "Board") of GPU has, subject to receipt of the authorization requested, declared a dividend of one right (a "Right") for each outstanding share of GPU Common Stock, par value $2.50 per share (the "Common Stock"), payable to stockholders of record on the tenth business day after the first public announcement by the Company of receipt of the Commission authorization. The rights will be created by and issued pursuant to a Rights Agreement (the "Rights Agreement"), between GPU and Chase Mellon Shareholder Services, Inc. ("Rights Agent"), as Rights Agent.

            We have been Pennsylvania counsel to the Company years. In connection with the delivery of this opinion, we have examined such documents and made such examination as we have deemed necessary as a basis for this opinion.


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Securities and Exchange Commission
October 16, 1998
Page 2


            We have assumed that the proposed transactions are carried out in conformity with the Securities Act of 1933 and the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

            Based upon and subject to the foregoing, and assuming that the transactions proposed in the Application are carried out in accordance therewith, we are of the opinion, insofar as Pennsylvania law is concerned, that when the Commission shall have entered an order forthwith granting the
Application:

            (a) all Pennsylvania laws applicable to the proposed transactions will have been complied with,

            (b)   the Company is validly organized and existing,

            (c) when issued pursuant to the Rights Agreement, the Rights will be validly issued and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Rights Agreement, and

            (d) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company, Pennsylvania Electric Company or any of its subsidiaries.

            We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.


                                Very truly yours,

                              BALLARD SPAHR ANDREWS & INGERSOLL, LLP